Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China Fundamental Acquisition Corporation

We hereby consent to the inclusion in the Form 20-F of our report dated June 26, 2009, related to the financial statements of China Fundamental Acquisition Corporation as of December 31, 2008 and 2007 and for the fiscal year ended December 31, 2008 and the periods from December 12, 2007 (Inception) to December 31, 2008 and 2007 then ended, which are contained in the Form 20-F.  We also consent to the reference to our Firm under the caption “Experts” in the Form 20-F.

/s/ UHY Vocation HK CPA Limited
Hong Kong

June 26, 2009